Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact: William P. Hornby
               whornby@century-bank.com
Phone: 781-393- 4630
Fax:781-393-4071
CENTURY BANK TO RELOCATE MEDFORD SQUARE BRANCH
MEDFORD, Mass.—August 17, 2007—Century Bank and Trust Company (the “Bank”), a wholly-owned subsidiary of Century Bancorp, Inc.(the “Company”) (NASDAQ: CNBKA) (www.century-bank.com), today announced that, on August 14, 2007, it entered into an agreement to sell the building which houses one of its branches located at 55 High Street, Medford, Massachusetts for $1.5 million. The sale is expected to close within the next week. This property will be sold to C&S Capital Properties, LLC, an entity affiliated with Joseph J. Senna, Esq. who is a director of both the Company and the Bank. The Bank will finance $1.0 million of this purchase at market terms. This sale will result in a pre-tax gain of approximately $1.3 million.
The Bank intends to relocate this branch to 3 Salem Street, Medford, Massachusetts. As previously disclosed in the Company’s June 30, 2007 Form 10-Q, this property will be leased from Sloane Enterprises, LLC, an entity affiliated with Marshall M. Sloane, Chairman of the Board of both the Company and the Bank. Subsequent to the sale of 55 High Street and until such time as 3 Salem Street is opened as a branch, 55 High Street will be leased to the Bank as a tenant-at-will at market terms. It is anticipated that the new branch will be opened during the second quarter of 2008. The relocation of the branch is subject to customary regulatory approvals.
Century Bank and Trust Company, a wholly-owned subsidiary of Century Bancorp, Inc., is a state chartered full-service commercial bank, operating twenty-two full-service branches in the Greater Boston area, and offers a full range of Business, Personal and Institutional Services.
Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.